WINTHROP REALTY TRUST

AT THE COMPANY
Carolyn Tiffany
Chief Operating Officer
(617) 570-4614

           WINTHROP REALTY TRUST ANNOUNCES IT HAS ACQUIRED TWO OFFICE
         BUILDINGS LEASED TO VERIZON AND HAS ENTERED INTO A CONTRACT TO
               ACQUIRE THREE OFFICE BUILDINGS IN SUBURBAN CHICAGO

      Boston, Massachusetts- January 3, 2006-Winthrop Realty Trust (NYSE:FUR) has consummated the acquisition of a 56,000 square foot office building located in Burlington, Vermont and 92,500 square foot office building located in Andover, Massachusetts for an aggregate purchase price of $18,000,000. Both buildings are leased to Verizon New England Inc. pursuant to leases with terms scheduled to expire, subject to renewal, on January 1, 2010. Although the purchase price for this acquisition was funded from Winthrop's recently entered into revolving credit line and reserves, it is presently expected that Winthrop will consummate a first mortgage loan with respect to these properties with an original principal amount of at least 50% of the purchase price. Based on the current lease payments required to be paid by Verizon, Winthrop anticipates that this acquisition will generate an unlevered yield of approximately 19%.

      Winthrop Realty Trust has also entered into a contract to acquire three office buildings located at 550-560 Corporetum, 1050 Corporetum and 701 Warrenville Road, Lisle, Illinois, a Chicago suburb, all from Prentiss Realty Trust. The three properties contain an aggregate of approximately 290,000 square feet of office space. The contract purchase price for the properties is approximately $35.5 million. The acquisition is subject to Winthrop's due diligence review. If consummated, it is expected that the transaction will close during the first quarter of 2006.

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      Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Winthrop Realty Trust to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors. Further information about these matters and the risks generally with respect to Winthrop can be found in Winthrop's filings with the Securities and Exchange Commission.

      Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.